Exhibit 99

MEREDITH CORPORATION
SECOND QUARTER FISCAL 2006 INVESTOR CONFERENCE CALL

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith. Before CEO Bill Kerr begins our presentation, I'll take care of a few housekeeping items.

In our remarks we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

All references to fiscal 2005 earnings per share are before the cumulative benefit of a change in accounting principle related to option expensing.

We will refer to non-GAAP measures, which in conjunction with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile GAAP results to non-GAAP measures have been posted to our web site.

A transcript of this call will be posted to our web site as well.

Now, Bill will begin the presentation.

BILL KERR

Thank you and good morning. Welcome to our conference call to discuss our results for the second quarter and first six months of fiscal 2006. Participating with me are President and Chief Operating Officer Steve Lacy, Chief Financial Officer Suku Radia, Publishing Group President Jack Griffin, and Broadcasting Group President Paul Karpowicz.

I'll start with an overview of our performance. Steve will update you on our business groups and provide our current outlook for the third quarter and all of fiscal 2006. Then we will address your questions.

We are extremely pleased to report another strong quarter. Meredith has produced double-digit earnings per share growth in 14 of the last 15 quarters.

Earnings per share grew 12 percent to $0.58 in the second quarter despite the absence of more than $12 million in net political revenue that was achieved in the prior year. Income from operations increased 14 percent and EBITDA grew 17 percent. Revenues increased 31 percent and advertising revenues rose 32 percent. On a comparable basis- excluding Parents, Family Circle, Fitness, Child and Ser Padres magazines, which were acquired on July 1, 2005-revenues grew 4 percent.

We produced strong results for the first six months as well, despite the challenge of replacing $18.6 million in net political advertising revenues from the prior year. Earnings per share increased 12 percent to $1.10. Income from operations grew 15 percent and EBITDA grew 18 percent. Revenues grew 33 percent and advertising revenues rose 30 percent. On a comparable basis, revenues increased 5 percent.

Our second quarter and first half results were positively affected by a number of factors.

In Publishing:

  We produced significant magazine advertising gains. Most of our comparable magazines produced strong advertising revenue growth.

  We experienced outstanding growth in Internet advertising revenues and profit. Traffic on our sites increased substantially, and we continue to generate significant numbers of subscription, renewal and customer service transactions on the Web.

  Our diversified Publishing businesses-books, integrated marketing, brand licensing and product sales-continued to perform very well. On a comparable basis, 27 percent of our publishing revenues in the first half of fiscal 2006 were generated by non-advertising/non-circulation sources, up from 26 percent for the same period last year.

  We benefited from the acquisition of the new magazines. Their results were modestly accretive and met our financial expectations.

In Broadcasting:

  We improved late news audience share in 6 of our 9 largest markets in the November 2005 rating book.

  We continued to monetize these share gains. We grew non-political revenues, which partially offset the cyclical decline in political advertising. Additionally, we increased revenue from our Cornerstone, Internet and new business initiatives.

  We increased Broadcasting's EBITDA margin 360 basis points compared with the first half of fiscal 2004-the most recent non-political year.

To summarize our first half, magazine advertising was very robust, interactive media advertising was exceptionally strong, and broadcasting advertising was impacted by the absence of political revenues.

We are seeing a different advertising pattern in early calendar 2006 compared with the second half of calendar 2005:

  Broadcasting advertising is strengthening as we have cycled past the political comparisons. Broadcast pacings are up in the high single-digits in the third quarter.

  Publishing advertising continues to grow, but at a less robust pace, running up in the low single-digits in our third quarter on a comparable basis. Based on closing of two issues of our magazines, we are seeing strength in shelter titles and mid-size magazines, partially offset by weakness in the women's service field. On a category basis, we are seeing strength in home, cosmetics and travel, partially offset by weakness in food, direct response and pharmaceuticals.

  Internet advertising remains very strong and we are accelerating our Internet development activities. Steve will highlight these important growth initiatives momentarily.

In summary, we are on track to produce another record year. Now, Steve will discuss our two operating groups in more detail.

STEVE LACY

PUBLISHING

Thanks, Bill. I'll start with Publishing, which produced outstanding results in the second fiscal quarter and first six months of fiscal 2006.

For the quarter, operating profit increased 50 percent and revenues grew 47 percent. On a comparable basis, operating profit increased 19 percent, revenues rose 8 percent and operating profit margin improved more than 1 percentage point.

For the first six months of fiscal 2006, operating profit increased 36 percent and revenues grew 48 percent. On a comparable basis, operating profit grew 16 percent, revenues rose 9 percent and operating profit margin increased 1 percentage point.

Results for the first six months of fiscal 2006 reflect the addition of the new magazines, outstanding growth in magazine and Internet advertising revenue, and strong growth in our diversified publishing businesses.

Total Publishing advertising revenues rose 58 percent in the first six months of fiscal 2006. On a comparable basis, Publishing advertising revenues increased 9 percent. Better Homes and Gardens, Ladies' Home Journal, American Baby, More and Midwest Living delivered strong advertising gains. Our interactive media operations posted outstanding advertising growth with revenues up more than 80 percent and significant profit gains. We realized improved yields in the first half as well.

We experienced strength in most of our largest advertising categories in the first six months of fiscal 2006. On a comparable basis, the largest gains were in pharmaceuticals, cosmetics and food. This performance was partially offset by weakness in home and retail. We also grew advertising revenues in target growth categories, including business, auto and apparel.

Meredith outperformed the magazine industry in the first half of fiscal 2006. According to Publisher's Information Bureau, we grew advertising pages 4 percent compared with a slight decline for the industry.

Acquisition Update

The new magazines were modestly accretive and met our financial expectations in the first half of fiscal 2006. Marketplace response to our expanded portfolio has been favorable, enabling us to grow our presence in several target advertising categories. The results of these businesses will vary by quarter due to frequency, seasonality and circulation investment. On an overall basis, we continue to believe the new magazines will generate revenues in the low $300 million range and produce EBITDA in the low-to-mid $30 million range in fiscal 2006.

Circulation

Turning to circulation, our long-term direct-to-publisher circulation model continued to deliver strong profit contribution in the first half of fiscal 2006.

Our newsstand results-and our special interest publication business in particular-were impacted by industry-wide weakness in the first half of our fiscal 2006. We are taking a series of actions to improve the financial performance of our retail magazine business. We are securing new distribution channels such as Costco
  improving product displays
  evaluating price points and
  enhancing our cover designs.

Diversified Publishing Operations

As you may recall, for many years we have aggressively focused on a strategy that diversifies our Publishing Group revenues, lessening our dependence on traditional advertising. As Bill mentioned, 27 percent of Publishing's comparable revenues are now generated from non-advertising/non-circulation sources, compared with approximately 20 percent 5 years ago. We produced very strong results in our diversified publishing operations in the first six months of fiscal 2006.

Meredith Books grew profit and revenues in the high teens in first half of fiscal 2006. Top selling books included the limited edition "Pink Plaid" Better Homes and Gardens Cook Book, Food Network Favorites and children's books. In addition, The Sonoma Diet book, which has been aggressively promoted in our magazines and on our television stations, is currently ranked 5th on The New York Times bestseller list.

Meredith Integrated Marketing increased profit 27 percent on mid single-digit revenue growth in the first six months of fiscal 2006. Larger programs included established business with DIRECTV

Chrysler and Publix as well as newer programs with Hyundai, Nestlé and PepsiCo.

In summary, we are pleased to report outstanding Publishing results for the first half of fiscal 2006. We benefited from the new magazines and produced strong revenue and profit growth from our comparable businesses.

BROADCASTING

Now, I'll move to Broadcasting. Operating profit declined to $26.3 million from $32.2 million and revenues decreased to $84.5 million in the second quarter. For the first six months, operating profit declined to $39.1 million from $46.4 million and revenues decreased 4 percent to $156.3 million. Broadcasting expenses were flat in the first six months as we continued to exercise disciplined expense management.

Broadcasting's results reflect the cyclical decline in political advertising, partially offset by gains in non-political advertising of 9 percent in the second quarter and 8 percent in the first six months.

We are particularly pleased to deliver strong non-political gains at both the local and national level in the first six months. Local non-political advertising revenues increased 9 percent and national non-political advertising rose 6 percent.

Auto advertising is the largest category for our Broadcasting group. It remained strong in the first six months, growing 8 percent.

Ratings and Share Improvement

Improving news ratings and audience share is vital to the continued growth of Meredith Broadcasting. We improved ratings and share in certain key markets in the November 2005 rating book, compared with November 2004 for the key adult 25 to 54 demographic group. Let me share some examples:

  Our CBS affiliate in Hartford had an outstanding book, with double-digit ratings and audience share gains for almost all of its newscasts and an overall sign-on to sign-off share gain of 12 percent. The station continues to be the market leader in terms of sign-on to sign-off share.
  Our CBS affiliate in Atlanta increased ratings for all four newscasts.
  Our CBS affiliate in Phoenix increased overall audience share 11 percent and grew its late news share 13 percent.
  Our CBS affiliate in Kansas City grew audience share 20 percent for its 5 to 7 a.m. newscasts and posted a sign-on to sign-off share gain of 17 percent. The station was the market leader in terms of sign-on to sign-off share.

Other Sales Initiatives

We continued to benefit from our Cornerstone programs, which leverage our publishing brands by creating proprietary advertising packages for local merchants.

Combined revenues from Cornerstone, Internet sales and other market-specific promotions grew 10 percent to more than $10 million in the quarter. For the first six months, revenues from these programs grew 6 percent to nearly $20 million.

INTERNET DEVELOPMENT INITIATIVES

With that review of our two operating groups, let me discuss an important Internet development initiative that we are implementing.

Online advertising and e-commerce is a large and rapidly growing market in the United States. Meredith is well positioned to take advantage of this rapid growth. Our online business grew revenues more than 80 percent in the first six months of fiscal 2006 and produced significant profit growth. It is exceeding its financial goals for the full fiscal year.

Today, we operate more than 30 web sites and realize nearly 100 million page views and more than 8 million unique visitors per month across our sites. Additionally, we generate more than 1 million magazine subscription orders annually.

We plan to build on this success by investing in an initiative to increase traffic, advertising revenue and subscription sales. There are four primary elements to our strategy:

  First, we will enhance the quality of Better Homes and Gardens Online. BHG.com is a very successful site, averaging nearly 60 million page views and 4.6 million unique visitors per month. We will augment the site by adding daily programming, video and interactive tools to build an even more robust online community.

  Second, we will develop and launch a parent portal that will leverage the strengths of AmereicanBaby.com and the Parents and Child brands. AmericanBaby.com is a successful web site, averaging 16 million page views and 1.1 million unique visitors per month. Meanwhile, Parents and Child currently have a minor online presence. This portal will allow parents to personalize content for their particular needs, including the ability to access information for multiple children. We believe this portal will enhance our ability to serve younger families, and increase advertising revenue.

  Third, in Broadcasting, we are aggressively developing compelling content for our stations' web sites and creating sales opportunities for clients. Many of our stations have sold a desktop weather product that users can download onto their computers. In addition, our stations in Atlanta, Kansas City and Greenville have introduced web products that are accessible on mobile phones and PDAs. We expect to expand these activities to other stations as well.

  Fourth, we will develop and deploy video content online. We produce outstanding editorial content in our magazines and at our television stations. Bringing this editorial content to life with video-and cross promoting its availability in our magazines and on our local newscasts-will help achieve our objectives.

Internet advertising is an important element of our overall growth strategy. We believe now is the appropriate time to accelerate our online capabilities. Overall, we anticipate investing $2 million in our Internet development initiatives over the next 6 to 12 months.

OUTLOOK

With that review of our two operating groups, let's turn to our expectations for the second half of fiscal 2006.

As we told you when we started the fiscal year, we expected earnings per share to grow in the mid teens in the second half of fiscal 2006. We continue to believe earnings per share will grow at this level. This translates into earnings per share of approximately $0.80 for the third quarter and $2.86 for the full fiscal year, or a 14 percent increase from the $2.50 we earned in fiscal 2005.

Based on our full year guidance of $2.86, our trailing debt to EBITDA ratio would be under 2:1. We are very comfortably leveraged and expect to continue returning cash to shareholders through dividends and share repurchases.

Now, I'll turn it back to Bill for concluding comments.

BILL KERR

Thank you, Steve. We are pleased to report double-digit earnings per share growth in the first six months of fiscal 2006. I will close by simply telling you that both of our business groups are doing a great job and we are looking forward to another record year in fiscal 2006.

Now, we are ready to take your questions.